[Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the
Commission pursuant to Rule 406 of the Securities Act of 1933.]

AGREEMENT

This Agreement is entered into on this May 16, 2005 (the “Effective Date”), by and among DRS Electronic Systems, Inc. (hereinafter “DRS ESI”), a company with a principal business location at 200 Professional Drive, Gaithersburg, MD 20879, DRS Laurel Technologies (hereinafter “DRS LT”), a company with a principal business location at 246 Airport Road, Johnstown, PA 15904, and Pure Depth, Inc. (hereinafter “PureDepth”), a company with a principal business location at 303 Twin Dolphin Drive, 6th Floor, Suite 4, Redwood City, CA 94065. DRS ESI and DRS LT may hereafter be collectively referred to as “DRS,” and DRS and PureDepth may hereafter be referred to collectively as the “Parties” or individually as a “Party.”

WITNESSETH

WHEREAS, DRS ESI has core competencies in the design, development, marketing and sale of military and ruggedized displays and display consoles (“DRS Products”); and

WHEREAS, DRS ESI has significant experience in, and familiarity with, U.S. Department of Defense (“DoD”), Coast Guard, National Guard and Homeland Defense programs and program requirements; and

WHEREAS, DRS LT has a state-of-the-art production facility with complementary production experience; and

WHEREAS, PureDepth has core competencies, patents and trade secrets in the design and usage of multi-layer display™ technology (“MLD Technology”) and produces certain standard commercial products related thereto (hereinafter “MLD Products”); and

WHEREAS, PureDepth is looking to develop a U.S. market for its MLD Technology under a license arrangement with a U.S. company with design, development and manufacturing capability; and

WHEREAS, PureDepth is looking for a U.S. company with design, development and manufacturing capability to perform contract manufacturing for its MLD Products; and

WHEREAS, the Parties have assessed their mutual interests and have expressed a desire to work together to develop derivative products incorporating PureDepth’s MLD Technology into DRS Products (hereinafter the “DRS Derivative Products”) to serve defined segments of the DoD market, which DRS will market and sell into the territory as defined in Article 2 (“Territory”) upon the terms and conditions stated herein.

NOW THEREFORE, in consideration of the mutual premises, mutual agreements, covenants and provisions hereof, the Parties have agreed as follows:

ARTICLE 1 – COMMERCIAL ARRANGEMENT

1.1	The Parties agree that there are two (2) primary areas covered by this Agreement between DRS and PureDepth. These are as follows:

(a)	License

i.
DRS Derivative Products. PureDepth hereby grants DRS [* * *] license to use the MLD Technology (including any modifications and enhancements thereto that PureDepth develops or acquires during the period of this Agreement) for the purpose of developing the DRS Derivative Products, and hereby grants DRS a license subject to the payment of the product pricing/license fees contained in Attachment 1 to make and sell in the Territory such DRS Derivative Products for the period of this Agreement (“MLD Technology License”).

- Technical Data Package: As part of this MLD Technology License, PureDepth shall provide DRS with a complete technical design package that includes all information used by PureDepth in developing its own MLD Products including information on any development tools or software tools that are used by PureDepth for such development work (“TDP”), and shall provide DRS with timely information on any modifications or enhancements thereto.

- Supply Chain Vendors: PureDepth shall provide DRS with all information on supply chain vendors used by PureDepth for the manufacture of its MLD Products, such that DRS can use those vendors for the development and manufacturing of DRS Derivative Products. PureDepth shall provide such information on its supply chain vendors to DRS as part of the MLD Technology License and hereby grants DRS the right to procure components directly from PureDepth’s supply chain for the MLD Products, sufficient for the purpose of designing, developing, marketing and selling the DRS Derivative Products in the Territory for the period of this Agreement. PureDepth shall also provide timely notification to DRS upon receipt of vendor notifications of parts obsolescence and ‘last time buy’ ordering constraints.

- DRS shall be solely responsible for any obligations or liabilities that arise from the sale of such DRS Derivative Products, including after-sales support. The description of the TDP and the license fees for the MLD Technology License are addressed and defined in Attachment l.

ii.
PureDepth’s MLD Products. PureDepth hereby grants DRS the right to sell MLD Products and New MLD Products (as defined below) in the Territory to include all existing MLD Products and any additional MLD Products developed by PureDepth, either solely or jointly with a third party other than DRS, subject to the prior written consent of the third party where relevant, which PureDepth will use its reasonable efforts to procure (“MLD Product License”). PureDepth will provide its standard one (1) year workmanship and three (3) year material warranty for the MLD Products and New MLD Products. MLD Standard Product Pricing inclusive of license fees are also addressed in Attachment 1.

iii.
PureDepth Support. As part of the grant of the MLD Technology License and the MLD Product License (together the “Licenses”), PureDepth agrees to (A) continue development of the MLD Technology and thereby maintain the capability to provide reasonable support for development of the DRS Derivative Products, (B) provide sales support to DRS for the sale of DRS Derivative Products and MLD Products in the Territory, and (C) provide reasonable after-sales technical support for DRS customer requirements in the Territory during the period of this Agreement (“Support”). The general terms of such support are outlined in Attachment 4. Specific customer technical support requirements will be subject to agreement on mutually acceptable terms and conditions.

(b)	Contract Manufacturing (defined as manufacturing of MLD Products sold by PureDepth in areas outside of the Territory.)

i.
PureDepth may, at its sole option, determine that it is beneficial to have its MLD Products that are sold by PureDepth manufactured by DRS. In such case, PureDepth will offer the manufacturing of such MLD Products to DRS under purchase orders issued by PureDepth to DRS LT under mutually acceptable terms and conditions. DRS LT agrees to provide a quote to specific RFQ requirements issued by PureDepth based on the mutually acceptable terms and conditions.

(c)
In the event that the Parties decide to work together to jointly develop products based on the MLD Technology (“New MLD Products”), the Parties agree that all such New MLD Products shall be manufactured by DRS LT. Any New MLD Products sold by PureDepth in areas outside of the Territory shall be manufactured under purchase orders issued by PureDepth to DRS LT under the same terms and conditions and with the same procedure used for Contract Manufacturing. Recognition of DRS’ investment and/or contribution of proprietary information will be negotiated in good faith by the Parties as a New MLD Product License Fee based on the MLD Product License Fee but apportioned between the Parties.

1.2
This Agreement has been entered into solely for the benefit of the Parties and is not intended to create any legal, equitable, or beneficial interest in any third party, or to vest in any third party any interest with respect to the enforcement or performance of this Agreement. The Parties agree that no customer has any legal interest in this Agreement, or in any dispute arising hereunder, and that no customer is a necessary or indispensable party to any action or proceeding for the resolution of such disputes. The Parties further agree not to assert in any such proceeding that any third party is necessary or indispensable to such proceeding or to a determination of the relief to be granted therein.

ARTICLE 2 - EXCLUSIVITY

2.1	(a) The Licenses granted to DRS shall be exclusive in a portion of the Territory. The exclusive Territory is hereby defined [* * *]

Within [* * *] of the Effective Date, the Parties will work in good faith to develop a New Business Milestone Schedule/Forecast (the “Schedule”), which shall subsequently be attached as an amendment hereto and thereafter be amended on an annual basis, as necessary, based on good faith negotiations between the Parties. This Schedule will set forth the milestones and, where applicable, dates for completion, for DRS efforts to sell the DRS Derivative Products or MLD Products to target exclusive customers within the Territory. This Schedule will thereafter be used as the basis for DRS being allowed to maintain its exclusivity within the Territory. If the Parties, after good faith negotiations, are unable to agree upon the Schedule, then the exclusivity for the Territory shall expire [* * *] after the Effective Date (subject to extension by mutual written agreement). If the Parties do agree upon the Schedule, then the minimum period of exclusivity shall be [* * *] from the Effective Date. If, however, DRS achieves at least [* * *]% of the milestones in the Schedule on an ongoing annual basis, then the exclusivity for the Territory shall continue for [* * *] after the Effective Date. This period of exclusivity may be amended by mutual written agreement. Notwithstanding the foregoing definition of the period of exclusivity, the Parties agree that the exclusivity in the Territory shall continue after the expiration of the exclusivity for all opportunities identified by DRS in writing to PureDepth as being pursued by DRS prior to the expiration of the exclusivity period.

(b) The Licenses granted to DRS shall be non-exclusive for a portion of the Territory. The non-exclusive portion of the Territory is hereby defined as [* * *]

The Schedule will also set forth the milestones and, where applicable, dates for completion, for DRS efforts to sell the DRS Derivative Products or MLD Products to target non-exclusive customers within the Territory. This Schedule will thereafter be used as the basis for DRS being allowed to obtain an exclusive right to the target customers in the non-exclusive portion of the Territory. If DRS achieves at least [* * *]% of the milestones in the Schedule relating to each of the non-exclusive customers on an ongoing annual basis, then DRS will be granted an exclusive right for selling to such customers for [* * *] after the Effective Date. This period of exclusivity may be amended by mutual written agreement.

2.2
PureDepth agrees to make commercially reasonable efforts to provide timely notification to DRS of any opportunities in the Territory which it becomes aware of in order to allow DRS the opportunity to submit a bid, in a timely manner, including as appropriate, the time required to develop any necessary teaming arrangement for such opportunities.

2.3
This Agreement is not intended to and shall not be interpreted to in any way abridge, limit, or restrict the rights of the Parties to pursue, either independently or in conjunction with any other person or entity, business opportunities not relating to the subject of this Agreement which a Party may regularly pursue. Furthermore, nothing contained herein is intended or shall be construed to conflict with the provisions of FAR 52.203-b, Restrictions on Subcontractor Sales to the Government.

ARTICLE 3 - FUNDING

Unless otherwise expressly agreed, each Party agrees to bear its own expenses with respect to its participation in this Agreement, including but not limited to those expenses relating to sales, marketing, product development, proposal preparation, proposal submission and negotiation.

ARTICLE 4 - MARKETING

DRS will take the marketing lead under this Agreement for both DRS Derivative Products and MLD Products in the Territory, unless otherwise mutually agreed. PureDepth will provide all reasonable support to DRS as requested to support the marketing effort.

ARTICLE 5 - INTELLECTUAL PROPERTY RIGHTS

5.1
Intellectual Property: Intellectual Property means, but is not limited to, patents; information that it not publicly available, including patent applications, whether filed or not, and improvements; inventions of any kind, whether patentable or not, including inventions conceived or reduced to practice; copyrights; copyrighted or copyrightable materials; ideas expressed in any tangible or electronic medium of expression; trademarks; service marks; trade secrets; Technical Data (as defined in Section 5.3); Computer Software (as defined in Section 5.3); Technical Know-How (as defined in Section 5,2), circuit designs and layouts or any other recognized form of non-publicly available information maintained as trade secrets including, without limitation, any Proprietary Information exchanged under the terms of the Mutual Non-Disclosure Agreement referenced in Article 6, below.

5.2
Technical Know-How: Technical Know-How means all recorded and unrecorded information and knowledge maintained as trade secrets relating to the design, development or production of an article including, but not limited to, specific application of the knowledge gained from experience in the design, development, or production of an article that is necessary or helpful in interpreting, applying or interrelating Technical Data, Computer Software, or other Intellectual Property relating to an article.

5.3
Technical Data and Computer Software: Technical Data and Computer Software mean those terms as defined in Sections 252.227-7013 (NOV 1995) and 252.227-7014 (JUN 1995), respectively, of the Department of Defense Federal Acquisition Regulation Supplement.

5.4
Background Intellectual Property: Background Intellectual Property is defined to be any Intellectual Property that is owned or controlled by a Party or licensed from a third-party, or conceived, created, or developed prior to or independent of (and is without the benefit of the other Party’s Intellectual Property) any work performed under this Agreement and that is used in the performance of this Agreement, regardless of whether such Intellectual Property is incorporated into any MLD Products, New MLD Products or DRS Derivative Products resulting From this Agreement. All Background Intellectual Property will remain the absolute property of the originating Party. For purposes of this Agreement, the TDP is Background Intellectual Property of PureDepth.

5.5
Foreground Intellectual Property: Foreground Intellectual Property is defined to be any Intellectual Property that is specifically conceived, created, developed or contracted to be developed by a Party or by both Parties in the course of performing any work required under this Agreement and/or that is incorporated into any MLD Products, New MLD Products or DRS Derivative Products that may result from this Agreement. For the purposes of clarification, Foreground Intellectual Property includes all Intellectual Property that is developed by either Party that necessarily derives from and incorporates Intellectual Property disclosed by the other Party; and also includes all Intellectual Property that is incorporated into MLD Products, New MLD Products or DRS Derivative Products that is not Background Intellectual Property. For purposes of this Agreement, the Intellectual Property developed by DRS as part of developing the DRS Derivative Products shall be treated as DRS Background Intellectual Property (subject to PureDepth’s underlying ownership rights in its Background Intellectual Property and the license rights thereto expressly granted to DRS in PureDepth’s Background Intellectual Property hereunder).

5.6
Neither Party will have any claim to the other Party’s rights to their respective Intellectual Property, nor have any rights arising therefrom, except as expressly stated herein. If the Parties, during the term of this Agreement, collaborate to jointly develop any New MLD Products, then the ownership of any Foreground Intellectual Property that is developed during such joint development will be negotiated in accordance with the principles set forth in the Intellectual Property Policy set out in Attachment 2.

5.7
MLD Products, New MLD Products or DRS Derivative Products: For purposes of this Agreement, MLD Products, New MLD Products or DRS Derivative Products includes the information, goods and/or services described and itemized for delivery to a customer, including, but not limited to, hardware, firmware, Computer Software, services and any related documentation and design data, design specifications, schematics, functional and interface specifications, acceptance test plans, system descriptions and technical information as part of or embedded in any of the DRS Derivative Products, the New MLD Products, and the MLD Products.

5.8	Licenses: Throughout the term of this Agreement, subject to applicable export control laws and regulations as well as the execution of any required enabling export licenses or agreements:

(a)
Licenses for any PureDepth Background Intellectual Property embedded in the DRS Derivative Products are irrevocable and will remain in effect after termination or expiration of this Agreement. PureDepth will continue to license, on a non-exclusive basis, such Intellectual Property and will continue to make MLD Technology, MLD Products and related subassemblies available to DRS for future sales on terms no less favorable than as stipulated in Attachment 1 for as long as DRS continues to sell DRS Derivative Products into the Territory or has any obligation to support DRS Derivative Products previously sold.

(b)
In the event of a termination of this Agreement by DRS under sub-clauses 7.1 (b) or 7.1 (c) due to PureDepth’s default, DRS shall be deemed to thereafter have, at no further cost to DRS, a license of all Intellectual Property owned or controlled by PureDepth that is necessary for DRS to satisfy pending opportunities, to complete open orders, and to maintain delivered DRS Derivative Products or New MLD Products subject to the license fees in Attachment 1.

ARTICLE 6 - PROPRIETARY INFORMATION

6.1
Proprietary Information is covered under Attachment 3 (“Mutual Nondisclosure Agreement”), effective 21 October 2004, which Nondisclosure Agreement is hereby amended to be co-extensive with the term of this Agreement and to cover any Proprietary information exchanged by and between the Parties.

6.2	As stated in Attachment 3, all provisions of this Article 6 shall survive any termination of this Agreement for a period of five (5) years.

ARTICLE 7 - TERMINATION

7.1	This Agreement shall terminate without further obligation or liability between the Parties (except as specifically provided in Section 7.2 below):

(a)	by mutual written agreement of the Parties;

(b)
in the discretion of either Party, in the event the other Party files for bankruptcy, becomes insolvent, is alleged to have violated any federal law or regulation relating to procurement, or experiences any other impairment in its capacity to contract, including but not limited to suspension or debarment;

(c)
in the discretion of either Party; in the event of a material breach or material default by the other Party of its obligations under this Agreement and where such defaulting Party does not remedy or undertake reasonable steps to remedy within thirty (30) days after receipt of written notice to that effect from the terminating Party; or

(d)	[* * *] after the Effective Date of this Agreement, unless extended by mutual written agreement between the Parties.

7.2
Upon any termination under this Article 7, either Party (except the breaching Party under Section 7.1(c) hereof) shall then have the unconditional right to pursue business in the Territory which had been covered by this Agreement, subject always to the continued applicability of Article 5, Intellectual Property Rights, Article 6, Proprietary Information, Article 11, Indemnification, Article 12, Limitation of Liability, Article 13, Classified Information, Article 14, Disputes; Article 15, Governing Law, Article 16, Compliance with Laws, Article 17, Compliance with Export Laws and Regulations and Article 19, Non-Solicitation of Employees, which shall survive any such termination.

ARTICLE 8 - PUBLICITY

Except as otherwise required by law or regulation, no release of information shall be made or given by one Party to news media or the general public relating to this Agreement, or work hereunder, without prior written approval by the other Party of the material to be released. Such approval shall not be unreasonably denied. The Parties agree that any news releases made shall give due recognition to the participation and contribution of both Parties.

ARTICLE 9 - ASSIGNMENT

Neither Party may assign or transfer its rights or obligations in this Agreement (by operation of law or otherwise), in whole or in part, to any person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign such rights or obligations to (a) a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, or (b) its parent, its parent’s subsidiaries or other affiliates, upon condition that the assignee will assume all of the Party’s obligations hereunder.

ARTICLE 10 - EXCUSABLE DELAYS

Neither Party shall be liable to the other for any loss, damage, delay in or non-performance of any obligation herein caused by war, riot, fire, flood, strike, the act of any government or authority, lockout or other labor dispute or by any other cause which is unavoidable and beyond the Party’s reasonable control, and which could not be foreseen nor overcome by reasonable means. Upon recognition of any such event, the Party suffering the occurrence shall provide the other Party with written notice thereof at the earliest reasonable date. In the event that such delays extend beyond a period of six (6) months, the Party experiencing the delay shall be deemed to have experienced an impairment in its capacity to contract and, as a result, the other Party may proceed under Section 7.1 (b) above.

ARTICLE 11 - INDEMNIFICATION

Each Party (hereinafter referred to for the purpose of this clause as the “INDEMNITOR”) shall indemnify and hold harmless the other Party from and against any and all claims, damages, demands, suits, actions, judgments, liabilities, defaults, or costs and expenses, including court costs and reasonable fees of outside counsel, against the other Party as a result of (a) any damage or injury to a third party which is caused by the INDEMNITOR in the course, or as a result, of performance of this Agreement; or (b) any and all expenses, liability, and loss of any kind arising out of claims, suits, or actions alleging infringement, misuse, or misappropriation of third party Intellectual Property by the INDEMNITOR.

PureDepth represents and warrants that to its knowledge none of the Intellectual Property that is subject to the Licenses contained herein infringes on or in any way violates the rights of any third parties. In the event that a third party claims that the Intellectual Property that is the subject of the Licenses contained herein does infringe or violate such third party’s Intellectual Property, then PureDepth will be the INDEMNITOR under this Article 11 for all such claims. In the event that such third party claimant obtains or threatens to obtain an injunction prohibiting the use of such Intellectual Property that is the subject of the Licenses contained herein, then PureDepth shall as soon as practical, at its election and expense, either obtain a license to allow the continued use of such Intellectual Property by DRS, or provide DRS with a substitute of the Intellectual Property, that is or may be prohibited from use by such injunction, which is non-infringing.

ARTICLE 12 - LIMITATION OF LIABILITY

12.1
EXCEPT FOR LIABILITY ARISING FROM A BREACH OF THE ARTICLES ENTITLED INTELLECTUAL PROPERTY RIGHTS” (ARTICLE 5), “PROPRIETARY INFORMATION’’ (ARTICLE 6), AND “INDEMNIFICATION” (ARTICLE 11), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANYTHING OTHER THAN DIRECT DAMAGES, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, MULTIPLE, PUNITIVE OR OTHER INDIRECT DAMAGES THAT ARE CLAIMED TO BE INCURRED BY THE OTHER PARTY WHETHER SUCH CLAIM ARISES UNDER CONTRACT, TORT (INCLUDING STRICT LIABILITY), INDEMNITY OR OTHER THEORY OR LAW.

12.2
THE TERM “SPECIAL, CONSEQUENTIAL, INCIDENTAL, MULTIPLE, PUNITIVE OR OTHER INDIRECT DAMAGES” AS USED HEREIN SHALL INCLUDE, BUT IS NOT LIMITED TO, SUCH DAMAGES AS LOSS OF USE, LOSS OF BUSINESS REPUTATION, INCREASED EXPENSE OF OPERATION, LOSS OF PROFIT, COST OF MONEY, LOSS OF USE OF CAPITAL OR OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES OF ANY NATURE ARISING AT ANY TIME FROM ANY CAUSE WHATSOEVER.

12.3
NOTWITHSTANDING THE PROVISIONS OF ARTICLE 12.1, NO LIMITATION OF LIABILITY UNDER THIS AGREEMENT WILL BE APPLICABLE WITH RESPECT TO A CLAIM THAT IS THE RESULT OF A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

ARTICLE 13 - CLASSIFIED INFORMATION

To the extent the obligations of the Parties involve access to security information bearing a United States security classification of “Confidential” or higher, each Party shall be responsible for safeguarding such information in accordance with the provisions of applicable laws and regulations.

ARTICLE 14 - DISPUTES

14.1
Any claim for the threatened, alleged, or actual breach of this Agreement by either Party (“Dispute”), which cannot otherwise be resolved after good faith negotiations by the Parties, shall be resolved as follows:

The Dispute shall be submitted, in writing, to the senior management level of each Party (for PureDepth, its President; for DRS, the President, DRS C3). The senior management representatives of the respective Parties shall each have ten (10) calendar days to resolve the Dispute from the date of the written submission.

If the Parties are unable to resolve the Dispute within such time period as set forth above, and either Party wishes to pursue the Dispute, the Parties may agree to jointly participate in alternate dispute resolution or either Party may pursue the dispute in any court of competent jurisdiction in the United States. In no event shall any Party be liable to the other Party under such Dispute for incidental, consequential, or punitive damages, as set forth in Article 12.

14.2
Notwithstanding the above, either Party may immediately seek injunctive relief in any court of competent jurisdiction against improper use, disclosure, or threatened improper use or disclosure of Intellectual Property/Proprietary Information.

ARTICLE 15 - GOVERNING LAW

Regardless of its place of negotiation, execution, or performance, this Agreement shall be interpreted and enforced in accordance with the laws of the State of New York in the United States, without regard to that State’s choice of law statutes and provisions, as well as in accordance with applicable federal procurement law as enunciated in decisions of administrative boards and the U.S. federal courts.

ARTICLE 16 - COMPLIANCE WITH LAWS

Each Party warrants that it will comply with all applicable laws and regulations, including (but not limited to) the provisions of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. § 78), the Procurement Integrity Act, as amended (41 U.S.C. § 423), and the Lobbying Disclosure Act of 1995, as amended (2 U.S.C. §§ 1601-1612), in connection with the performance of the activities contemplated by this Agreement.

ARTICLE 17 - COMPLIANCE WITH EXPORT LAWS AND REGULATIONS

Each Party represents that it will comply with all applicable export and import laws and regulations of any country exercising jurisdiction over the activities contemplated under this Agreement during performance hereof including, but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended, (50 U.S.C. §§ 2401-2420), and the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.). Each Party shall not export, disclose, transfer, furnish or otherwise provide any article, technical data, technology, defense service, or technical assistance of the other party to any foreign person, including those working for a Party, or foreign entity, whether within the U.S. or abroad, without obtaining in advance (a) appropriate U.S. government export authorization, and (b) written approval from the other Party.

ARTICLE 18 - CONFLICT OF INTEREST

Each Party acknowledges and agrees that a material term of this Agreement is that there is no constraint or limitation on its ability to meet its responsibilities under this Agreement. The term “constraint or limitation” includes but is not limited to an organizational conflict of interest, consultant conflict of interest, and/or contracts or agreements with third parties.

ARTICLE 19 - NON-SOLICITATION OF EMPLOYEES

The Parties agree that, during the term of this Agreement and for a one (1) year period thereafter, neither Party shall knowingly or actively seek to hire any employee of the other Party. This restriction shall not prohibit either Party from hiring any person as a result of the use of an independent employment agency (so long as the agency was not directed by such Party to solicit such person) or as the result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other Party.

ARTICLE 20 - TAXES

Each Party shall be responsible for its respective present and future taxes, duties, tariffs, fees, imposts, and other charges, including but not limited to income, excise, import, purchase, sale, use, turnover, added value, gross receipts, gross wages, and similar assessments imposed upon a Party by any taxing authority as a result of the performance of the Party’s duties and responsibilities hereunder.

ARTICLE 21 - ENTIRE AGREEMENT

This Agreement, including the Attachments hereto, constitutes the entire and exclusive agreement between the Parties hereto relating to the subject matter hereof and supersedes any prior agreements, understandings or commitments relating to the subject matter hereof. There are no terms, obligations, covenants, representations, statements or conditions, oral or written, other than those contained herein. No variation or modification of this Agreement or waiver of any of the terms and provisions hereof shall be deemed valid unless in writing signed by the authorized representative of the Parties hereto.

ARTICLE 22 - NOTICES

All notices and other communications hereunder shall be in writing, or promptly confirmed in writing, and shall be deemed properly delivered when duly mailed by certified letter or facsimile, as appropriate, to the other Party at their address as follows, or to such other address as a Party may, by written notice, designate to the other Party:

In the case of DRS to:

DRS Electronic Systems, Inc.
200 Professional Drive
Gaithersburg, MD 20879

Facsimile: 301-977-6158
Attention: Rita Boehm, Director - Business Management
E-Mail: rboehm@drs-c4i.com

In the case of PureDepth to:

PureDepth, Inc.
303 Twin Dolphin Drive, 6th Floor, Suite 4
Redwood City, CA 94065

Facsimile: 650-632-4439
Attention: Fred Angelopoulos
E-Mail: fred.Angelopoulos@puredepth.com

ARTICLE 23 - SEVERABILITY

If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a Federal, State, or local government having jurisdiction over this Agreement, the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, however, the effectiveness of the remaining portions of this Agreement will not defeat the overall intent of the Parties. In such a situation, the Parties agree to include a replacement provision, to the extent possible, construed to accomplish the originally intended effect that does not violate law or regulation.

ARTICLE 24 – GENERAL

The Parties agree that this Agreement does not constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, other than an agreement in principle and the rights and obligations of the Parties will be only those expressly set forth herein. Nothing herein will be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties. Each Party will remain as an independent contractor at all times. Neither Party shall act as an agent or partner for, or otherwise have the authority to bind in any manner whatsoever, the other Party without such other Party’s prior written consent.

ARTICLE 25 - COUNTERPARTS

This Agreement may be signed in any number of counterparts, including by facsimile, with the same effect as if the signatures to each counterpart were on the same instrument.

ARTICLE 26 - NO WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

IN WITNESS WHEREOF, the Parties have accepted and executed this Agreement under the hand of their duly authorized representatives.

DRS ELECTRONIC SYSTEMS, INC.	PUREDEPTH, INC.
Name: Richard Danforth	Name

Chief Executive Officer
Title: President C3	Title

/s/ Richard Danforth	/s/ Fred Angelopoulos
Signature	Signature

5/12/05	5/25/05
Date	Date

DRS LAUREL TECHNOLOGIES
Name: Patrick Marion

Title: Sr. Vice President MS

/s/ Richard Danforth for Pat Marion
Signature

5/12/05
Date

Attachment 1

Description of TDP and License Fees

1. Description of TDP

The technical design package shall include, but is not limited to, the following information and data:

•	Assembly documents
•	Fabrication drawings
•	Schematics
•	Parts List
•	Sources of supply
•	Source data for development of user manuals, as well as copies of all current and relevant user manuals

And any other items necessary for the manufacture and support of MLD Products.

Attachment 1 (cont’d)

2. Standard Pricing/License Fees

License Fee Structure

License fees up to [* * *] units
Product	License Fee	Price per unit includes license fee	Module Price
MLD 3000 17 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]
MLD 4000 19 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]
MLD 1000 7 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]

License fees up to [* * *] units
Product	License Fee	Price per unit includes license fee	Module Price
MLD 3000 17 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]
MLD 4000 19 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]
MLD 1000 7 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]

Exceeding [* * *] units
Product	License Fee	Price per unit includes license fee	Module Price
MLD 3000 17 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]
MLD 4000 19 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]
MLD 1000 7 inch display	[* * *] dollars per unit	$ [* * *]	$ [* * *]

Notes regarding pricing:
The above prices:

-    are inclusive of license fees.
-    shall be reviewed on an annual basis and modified by mutual agreement
-    inclusive of license fees, shall never be higher than [* * *]
-    shall be modified by mutual agreement in response to specific defined program opportunities.

Attachment 3 - Mutual Nondisclosure Agreement

MUTUAL NONDISCLOSURE AGREEMENT

THIS MUTUAL NONDISCLOSURE AGREEMENT (“Agreement”) is entered Into by the following critics:

DRS Electronic Systems, Inc, a Delaware corporation, with an address of 200 Professional Drive, Gaithersburg, Maryland 20879 (“DRS”),

DVI, doing business as Pure Depth, Inc.. a Delaware (pending) corporation, with an address of 303 Twin Dolphin Dr., Redwood City, CA 94065 (“Pure Depth”).

DRS and Pure Depth may also be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

BACKGROUND

1.
Each Party represents that it possesses competitively valuable proprietary and confidential information which is not generally available to the public, and which the Party desires to protect against disclosure or competitive use (the “Proprietary Information”).

2.
Definition: Proprietary Information may include, but is not limited to, tangible or intangible information related to a Party’s product, processes, methods, ideas, concepts, discoveries, designs, drawings, specifications, techniques, practices, models, diagrams, source code, object code; software, programs, know-how, technical data, research and development; or business and financial data.

3.
Reason for Disclosure: The Parties contemplate engaging in business discussions during which it may become necessary to exchange Proprietary Information, and desire to establish a mutual understanding concerning the preservation and safeguarding of such information.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and in express reliance on the mutual covenants and conditions contained herein, the Parties agree as follows:

1.
Marking and Identification: During the term of this Agreement; the Parties, to the extent of their right to do so, may exchange information that is considered by the disclosing party to be Proprietary Information. For such information to be considered Proprietary Information and subject to this Agreement, it shall be identified in writing at the time of the disclosure by an appropriate legend, marking, stamp or positive written identification on the face thereof to be Proprietary Information. In order for any Proprietary Information that is exchanged between the Parties orally or visually to be subject to this Agreement, it shall be identified as Proprietary Information to the receiving Party orally at the time of disclosure and in writing within fourteen (14) calendar days after such oral or visual disclosure.

COMMERCIAL IN CONFIDENCE

2.
Purpose: Proprietary Information delivered by the disclosing Party to the receiving Party shall be used solely for the purpose of marketing and product licensing discussions (the “Permitted Purpose”). No other use of Proprietary Information is granted without the prior written consent of the disclosing Party.

3.
Term: This Agreement shall (unless extended by written mutual agreement) automatically terminate on 31 October 2006, but may be terminated earlier by either Party giving thirty (30) days notice in writing to the other Party of its intention to terminate. Termination shall not, however, affect the rights and obligations in this Agreement with respect to Proprietary Information supplied prior to termination.

4.
Duty of Care/Limitation on Distribution: From the date of its disclosure until [* * *] after the date of termination of this Agreement, the receiving Party shall protect the disclosing Party’s Proprietary Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Proprietary Information as the receiving Party uses to protect its own Proprietary Information of a like nature. The receiving Party shall further restrict disclosure of such Proprietary Information to those of its directors, officers, employees, agents, and advisors (including attorneys, accountants and financial advisers) who have a need to know and who have been advised of and agreed to the restrictions on disclosure and use contained in this Agreement: Notwithstanding the period set forth in the first sentence of this section, the Parties may agree in writing to an extended period of protection for certain Proprietary Information.

5.
Exceptions: This Agreement imposes no obligation upon a receiving Party with respect to Proprietary Information which: (a) was in the receiving Party’s possession before receipt from the disclosing Party; (b) is or becomes a matter of public knowledge through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a rightfully possessing third party without a duty of confidentiality; (d) is required to be disclosed by court order or other lawful governmental action, but only to the extent so ordered, and provided that the Party so ordered shall notify the disclosing Party of the underlying proceeding in sufficient time so that the disclosing Party may attempt to obtain a protective order; (e) is disclosed by the receiving Party with the disclosing Party’s prior written approval in accordance with that written approval; or (f) is independently developed by the receiving Party without access to Proprietary Information exchanged hereunder as provable by competent evidence.

COMMERCIAL IN CONFIDENCE

6.
Disclaimer of License: All Proprietary Information is and shall remain the sole and exclusive property of the disclosing Party, and neither Party acquires any license, intellectual property rights, or legal or equitable interest in the other Party’s Proprietary Information except for the limited right to make copies as necessary, and in accordance with this Agreement, for the Permitted Purpose.

7.
Disclaimer or Warranty: All Proprietary Information is provided “AS IS,” and neither Party makes any warranty regarding the accuracy, appropriateness or reliability of such information. The entire risk arising out of the use of the Proprietary Information remains with the receiving Party.

8.
Notice of Unauthorized Disclosure: The receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Proprietary Information, or any other breach of this Agreement by the receiving Party, and will cooperate with the disclosing Party in every reasonable way to help the disclosing Party regain possession of the Proprietary Information and prevent further unauthorized use or disclosure.

9.
Limitation on Scope of Agreement: This Agreement shall not be construed as a sales agreement, teaming agreement, joint venture or other similar arrangement; rather, the Parties expressly agree that this Agreement is solely for the purpose of protecting Proprietary Information.

10.
Limitation on Obligation: Neither Party has an obligation to supply Proprietary Information to the other Party; furthermore, neither Party has an obligation under this Agreement to purchase any item or service from the other Party.

11.	Points of Contact: The preferred, but nonexclusive, points of contact for the Parties with respect to the exchange of Proprietary Information are:

DRS Electronic Systems, Inc.	Pure Depth
Bill Watson	Fred Angelopoulos

telephone no. (301) 921-8004	telephone no. (650) 632-4441
mobile: (301) 529-0766	mobile: (650) 575-3420

Proprietary Information may and written notices shall be sent to the points of contact at the addresses on the first page of this Agreement. Each Party may revise its point of contact or address by written notice to the other.

COMMERCIAL 1N CONFIDENCE

12.
Export Control Compliance: Each Party represents that it will comply with all applicable export and import laws and regulations during performance of this Agreement, including but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended, (50 U.S.C. §§ 2401-2420), and the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.). The Parties shall not export, disclose, furnish or otherwise provide any article, technical data, technology, defense service, or technical assistance of the other Party to any foreign person or entity, whether within the U.S. or abroad, without obtaining, in advance, (a) appropriate U.S. government export authorization, and (b) written approval from the other Party.

13.
Legend/Marking Precedence: This Agreement shall apply in lieu of and notwithstanding any specific legend or statement associated with any particular information or data exchanged, and the duties of the Parties shall be determined exclusively by the terms and conditions of this Agreement.

14.
Return/Destruction of Proprietary Information: Upon written request of the disclosing Party, the receiving Party shall return all originals, copies, reproductions and summaries of Proprietary Information in the receiving Party’s possession or control or, at the disclosing Party’s option, destroy and certify to such destruction.

15.
Non-Solicitation of Employees: The Parties agree that, during the term of this Agreement and for a one (1) year period thereafter, neither Party shall knowingly or actively seek to hire any employee of the other Party. This restriction shall not prohibit either Party from hiring any person as a result of the use of an independent employment agency (so long as the agency was not directed by such Party to solicit such person) or as the result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other Party.

16.
Right to Injunctive Relief: The receiving Party acknowledges that monetary damages may be an insufficient remedy for damages resulting from the unauthorized disclosure of Proprietary Information and that the disclosing Party shall be entitled, without waiving any other rights or remedies, to seek such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. Nothing herein shall be construed as prohibiting the disclosing Party from pursuing any other available remedy for unauthorized disclosure or for breach or threatened breach of this Agreement.

17.
Responsibility, Assignment, Publicity: The Parties shall perform their respective obligations hereunder without charge to the other, and neither Party shall assign any rights hereunder or disclose the existence of this Agreement publicly without the prior written approval of the other Party.

COMMERCIAL IN CONFIDENCE

18.
Choice of Law: Regardless of its place of negotiation, execution, or performance, this Agreement shall be enforced and interpreted in accordance with the laws of the State of Delaware, without regard to that state’s choice of law statutes and provisions. This Agreement shall be binding on the Parties, their successors and assigns.

19.
Severability: If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Agreement will not defeat the overall intent of the Parties. In such a situation, the Parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect.

20.
Modifications/Waivers: This Agreement shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of the Parties. The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof. The waiver of any breach of any term, provision, covenant or condition herein contained shall not be deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant or condition or (b) other term, provision, covenant, or condition.

21.
Site Visits. In the event of site visits to the other Party’s facilities, each Party agrees to protect not only Proprietary Information (as that term is defined in Background Paragraph 2 above) but, in addition, proprietary information with which each Party’s personnel may come in contact, by any means and or whatever purpose, during visits to the other Party’s facilities. Each Party agrees to communicate the substance of this provision to any of its employees that will be visiting the other Party’s facilities.

22.
Entire Agreement: This Agreement constitutes the entire understanding and agreement of and between the Parties relative to the protection of Proprietary Information relating to the Permitted Purpose and supersedes and replaces any and all previous understandings, commitments or agreements, oral or written,

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate originals by each Party’s duly authorized representative, and this Agreement shall be effective as of the day and year last written below.

COMMERCIAL IN CONFIDENCE

DRS ELECTRONIC SYSTEMS, INC

Signature	/s/ Rita Boehm	Signature	/s/ Fred T. Angelopoulos
Name	Rita Boehm	Name	Fred T. Angelopoulos
Title	Director, Business Mgt.	Title	VP
Date	19 October 2004	Date	10/21/04

COMMERCIAL IN CONFIDENCE

Attachment 4

Support Agreement

a.	DRS shall be responsible for providing first line response, customer service and technical support to its customers and shall respond to such inquiries in a timely manner.

b.
DRS shall respond promptly and professionally to technical questions regarding the products and other inquiries by DRS’s customers, and report promptly to PureDepth the details of all unresolved customer issues related to the MLD Technology or MLD Products.

c.
PureDepth shall designate a lead point of contact for technical support to DRS with a designated back up contact as well. Technical support inquiries from DRS to PureDepth shall be via phone and/or e-mail. PureDepth will make best efforts to resolve any inquiry from DRS within 24 hours of such inquiry being fielded by PureDepth.

d.	Upon receipt of a request from DRS, PureDepth agrees to provide, at a reasonable price, the specific technical support which may be required by DRS to meet customer requirements.